EXHIBIT 99.1

PRESS RELEASE

The UniMark Group, Inc.
Files Form 15 to Deregister its Common Stock
With Securities and Exchange Commission

Irving, Texas, March 31, 2005 - The UniMark Group, Inc. (OTC Pink Sheets: “UNMG.PK”) announced today that it has filed a Form 15 with the Securities and Exchange Commission (the “SEC”) to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934. The Company expects the deregistration to become effective within 90 days after the filing with the SEC.

Upon the filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately cease. The Company’s common stock is currently traded over the counter on the Pink Sheets and the Company believes that such trading will continue. The “Pink Sheets” is a centralized quotation service that collects and publishes market makers quotes in real time, primarily through its web site, www.pinksheets.com/. The Company intends to continue to report to its shareholders in accordance with Texas law. In addition, the Company presently intends to report its quarterly and annual financial results on a website, as well as in press releases.

According to Jakes Jordaan, the Company’s President and Chief Executive Officer, “Our Board of Directors has determined that the increasing financial cost and commitment of management’s time to ever increasing regulatory requirements have become an excessive burden at the present time. We believe that the Company and its shareholders are better served by applying these financial and management resources to expanding our operations. We believe this should allow our Company’s management to focus their attention and resources on maximizing shareholder value by building the Company’s core business.”

Among the factors considered by the Company’s Board of Directors in reaching its decision were as follows:

•	The substantial increase in costs and expenses that the Company would have to incur in 2006 and thereafter associated with being a public company in light of the Sarbanes-Oxley Act of 2002;

•	The ongoing costs and expenses, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;

•	The Company’s ability, after deregistration, to use resources saved by deregistration in its business strategy rather than to comply with the regulatory requirements associated with being a public company;

•	The fact that the Company’s common stock is thinly traded;

•	The lack of a perceived need to access the public market for additional capital; and

•	The lack of analyst coverage for the Company’s common stock.

About The UniMark Group, Inc.

The UniMark Group, Inc. is a grower and marketer of fresh lemons.

Further information about UniMark may also be obtained from a number of sources via the Internet. Previous SEC filings may be accessed through http://www.freeedgar.com or http://www.sec.gov and at http://finance.yahoo.com.

Company Contact:	Jakes Jordaan, President and CEO
972-518-1155

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